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                                                                    Exhibit 5

                         AMENDMENT TO RIGHTS AGREEMENT


         This Amendment to Rights Agreement (the "Amendment") is entered into by CRSS Inc., a Delaware corporation ("CRSS"), and First Chicago Trust Company of New York (formerly known as Morgan Shareholder Services Trust Company) (the "Rights Agent"), effective as of January 27, 1994 (provided that this Amendment is effective as of January 1, 1994 with respect to the amendment in paragraph 6 herein ("Amendment No. 6")), and amends that certain Rights Agreement between CRSS and the Rights Agent, dated as of November 29, 1988 (the "Rights Agreement").

                                   BACKGROUND

         CRSS and the Rights Agent entered into the Rights Agreement to provide for the issuance and distribution of one Right (as defined in the Rights Agreement) for each share of Common Stock of CRSS. CRSS and the Rights Agent agree that certain changes should be made to the Rights Agreement to clarify certain ambiguities, correct certain inconsistencies, reflect a change of name of the Rights Agent and make certain other desired minor modifications. This Amendment provides for those changes. This Amendment is entered into pursuant to Section 26 of the Rights Agreement, which authorizes CRSS and the Rights Agent, if CRSS so directs, to supplement or amend any provision of the Rights Agreement without the approval of any holders of CRSS's Common Stock.

                                   AMENDMENTS

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth the parties hereto agree as follows:

         1. Section 1(a) is hereby amended and restated in its entirety to read as follows:

                          "(a)    "Acquiring Person" shall mean any Person (as
                 hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company,
                 (ii) any Subsidiary (as hereinafter defined) of the Company,
                 (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who notifies the Board of Directors in writing within five days after the acquisition making such Person the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding that such acquisition was inadvertent, and who within two days after such notification divests a sufficient number of shares of Common Stock so that such Person is no longer the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding ("Inadvertent Acquisition"), or (vi) an underwriter that acquires such percentage of the shares
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                 of Common Stock pursuant to a customary agreement in a public offering of such Common Stock. If any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including without limitation with respect to the definition of Stock Acquisition Date."

         2. Section 7(e) is hereby amended and restated in its entirety to read as follows:

                          "(e)    Notwithstanding anything in this Agreement to
                 the contrary, from and after the first occurrence of a Triggering Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, which a majority of the Continuing Directors, in their sole discretion, determine is or was involved in or caused or facilitated, directly or indirectly (including through any change in the Board), such Section 11(a)(ii) Event, (ii) a transferee of any such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after such Acquiring Person becomes such, or (iii) a transferee of any such Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with such Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or any such Associate or Affiliate) or to any Person with whom such Acquiring Person (or any such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred Rights, shares of Common Stock or the Company, or (B) a transfer which a majority of the Continuing Directors have determined, in their sole discretion, is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Rights Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any of its Affiliates, Associates or transferees hereunder."

         3. Sections 13(a)(v) is hereby amended and restated in its entirety to read as follows:


                "(v)     the provisions of Section 11(a)(ii) hereof shall be
of no effect following the first occurrence of any Section 13 Event described in subparagraphs (x) and (y), but not subparagraph (z), of this Section 13(a)."

                 Section 13(a) also is hereby amended by the addition of the following to the end of such Section:

                 "Notwithstanding any of the foregoing, upon the occurrence of a Section 13 Event



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                 described in subparagraph (z) of this Section 13(a), while subparagraphs (i) through (v) above shall apply as indicated to require the Principal Party to assume the Company's obligations and duties under this Agreement, the provisions of the Rights Agreement, including without limitation Section 11, also shall continue to apply in full to the Company, and the Company shall continue to have the same liabilities, duties and obligations under this Agreement as it would have if such Section 13 Event had not occurred."

         4. Section 13(e) is hereby amended and restated in its entirety to read as follows:

                          "(e)    Notwithstanding anything in this Agreement to
                 the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and (y) of Section 13(a) if (i) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a cash tender offer for all outstanding shares of Common Stock which complies with the provisions of Section 11(a)(ii)(B) hereof (or a wholly owned Subsidiary of any such Person or Persons),
                 (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such cash tender offer; and
                 (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such cash tender offer. Upon consummation of any transaction contemplated by the preceding sentence of this Section 13(e), all Rights hereunder shall expire. Furthermore, notwithstanding anything in this Agreement to the contrary,
                 Section 13 shall not be applicable to a transaction described in subparagraph (z) of Section 13(a) if such transaction is determined by a majority of the Continuing Directors to be (a) at a price which is fair to stockholders and (b) otherwise in the best interests of the Company and its stockholders. The Rights hereunder shall not expire upon consummation of any transaction contemplated by the immediately preceding sentence of this Section 13(e)."

         5. Section 28 is hereby amended by adding the following language to the end of such Section:

                 "The Board (with the concurrence of a majority of the Continuing Directors) shall be authorized to appoint a Committee and delegate to it the authority to exercise the power and authority of the Board and of the Continuing Directors under this Agreement."

         6. The Rights Agreement and each exhibit thereto are hereby amended by replacing "Morgan Shareholder Services Trust Company" with "First Chicago Trust Company of New York" in each place such term appears.

         Except as specifically provided herein, the Rights Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

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         IN WITNESS WHEREOF, the undersigned parties hereby execute and agree to be bound by this Amendment, effective as of January 27, 1994 (provided that Amendment No. 6 is effective as of January 1, 1994).

ATTEST:                                      CRSS INC.


Signature: ____________________________      By: ______________________________

Printed Name:__________________________      Name: ____________________________

                                             Title: ___________________________

Countersigned:


FIRST CHICAGO TRUST COMPANY OF
  NEW YORK, formerly known as Morgan
  Shareholder Services Trust Company



By:____________________________________

Name:__________________________________

Title:_________________________________